Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made as of November 10, 2006 (the “Effective Date”), between GENERAC POWER SYSTEMS, INC. (the “Company”) and (“Executive”).

RECITALS:

WHEREAS, Executive and the Company desire to enter into this Agreement to set forth the terms and conditions upon which Executive will serve as the Chief Financial Officer of the Company.

NOW THEREFORE in consideration of the promises and mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.                                       Employment.

(a)                                  Executive shall be employed by the Company and shall have the title of Chief Operating Officer.  Executive shall report directly to the Chief Executive Officer of the Company and shall have such authority, duties and responsibilities as are commensurate with Executive’s position.  Executive shall devote substantially all of his professional time to the Company in performing such duties and responsibilities.

(b)                                 Executive shall perform substantially all of his duties under this Agreement at the Company’s Waukesha, Wisconsin office.  In addition to the duties described in Section 1(a), Executive may be appointed an officer or director of one or more subsidiaries of the Company.  Such additional positions shall be performed, and appointments accepted by Executive, without additional compensation or remuneration.

(c)                                  The Executive acknowledges and agrees that he owes a fiduciary duty of loyalty to the Company to discharge his duties and otherwise act in a manner consistent with the best interests of the Company and its subsidiaries (if any).  During the Employment Period (as defined hereinafter), except with the prior consent of the Board of Directors of the Company (the “Board”) (excluding the Executive if he should be a member of the Board at the time of such determination), the Executive shall devote his best efforts and substantially all of his working time, attention and energies to the performance of his duties and responsibilities under this Agreement (except for vacations to which he is entitled pursuant to Section 3(e) and except for illness or incapacity).

2.                                       Term of Employment.  Executive’s employment by the Company shall commence on the Effective Date and shall continue unless terminated as hereinafter provided until the fifth anniversary of the Effective Date (the “Employment Period”).

3.                                       Base Salary and Benefits.

(a)                                  Base Salary.  Commencing as of the Effective Date, and thereafter during the Employment Period, Executive’s base salary shall be $350,000 per annum, which amount may, but shall not be required to be, increased by the Compensation Committee of the Board (or, if no such committee exists, the Board) from time to time in accordance with the compensation policies and practices of the Company (as so adjusted from time to time, the “Base Salary”).  The Base Salary shall be payable in regular installments in accordance with the Company’s standard payroll practices and shall be subject to customary withholding.

(b)                                 Business Expenses.  Upon presentation of receipts or other appropriate documentation therefor, the Company shall reimburse Executive for all reasonable expenses incurred by him during the Employment Period in the course of performing his duties under this Agreement, to the extent consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses.

(c)                                  Employee Benefits.  Except as specifically set forth herein, Executive shall be entitled to participate in any benefit plan or program of the Company established by the Company after the Effective Date on a basis comparable to other senior executives of the Company.

(d)                                 Annual Bonus.  Commencing on the Effective Date, Executive shall be eligible, during the Employment Period, to receive an annual bonus (the “Annual Bonus”) in such amount, if any, and based on such criteria as is determined in accordance with the Company’s annual incentive bonus plan.

(e)                                  Vacation.  Executive shall be entitled to vacation time with compensation of twenty days per annum during the Employment Period.  Executive shall also be entitled to all paid holidays given by the Company to its senior officers.

4.                                       Termination.

(a)                                  Termination Rights.  Executive’s employment hereunder may be terminated upon the occurrence of the following events and/or for the following reasons:

(i)                                     Death of Executive.  Executive’s employment hereunder shall terminate upon his death.

(ii)                                  Disability of Executive.  The Company shall have the right to terminate Executive’s employment hereunder if the Executive is or becomes Disabled (as defined below) during the Employment Period, shall be absent from his duties with the Company on a full time basis for 180 consecutive days, and, within 30 days after delivery of Notice of Termination by the Company, the Executive shall not have returned to the performance of his duties hereunder on a full time basis.  For purposes of this Agreement, “Disabled” shall mean: (i) that Executive qualifies for benefits due to total disability on the part of the Executive under the Company’s long-term disability plan, as in effect from time to time; or (ii) in the event that the Company has no such long-term disability plan in effect on any date of determination, that Executive is unable, as a result of a medically determinable physical or mental illness, to perform the duties and services of his position.

(iii)                               Cause.  The Company shall have the right to terminate Executive’s employment for Cause.  For purposes of this Agreement, “Cause” shall mean:

(A)                              the willful and continued failure by Executive substantially to perform his duties hereunder (other than such failure resulting from his disability or from termination by the Executive for Good Reason), after

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a written demand for substantial performance is delivered to Executive that specifically identifies the manner in which Executive has not substantially performed his duties, and Executive has not remedied such failure within a reasonable time after receipt of such written notice; for purposes of this paragraph, no act, or failure to act, on Executive’s part will be deemed “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Company;

(B)                                Executive’s gross negligence or willful misconduct in the performance of his duties as an employee of the Company;

(C)                                Executive’s commission of fraud, embezzlement, misappropriation of funds, breach of fiduciary duty or a material act of dishonesty against the Company;

(D)                               the indictment of Executive for a felony; or

(E)                                 the drug addiction or habitual intoxication of Executive that adversely effects Employee’s job performance and duties hereunder, or the reputation or best interests of the Company.

(iv)                              Good Reason.  The Executive shall have the right to terminate his employment with the Company for Good Reason.  For purposes of this Agreement, “Good Reason” shall mean:

(A) a reduction in Executive’s Base Salary as in effect from time to time;

(B) a material diminution in Executive’s duties or responsibilities not cured by the Company within 20 days after written notice to the Company delivered in accordance with Section 10; or

(C) a requirement by the Company that Executive be based in an office that is located more then 50 miles from Executive’s principal place of employment as of the Effective Date.

(v)                                 Without Cause or Good Reason.  The Company shall have the right to terminate Executive’s employment hereunder without Cause and the Executive shall have the right to terminate his employment with the Company without Good Reason.

(b)                                 Notice of Termination.  Any termination of Executive’s employment pursuant to any of Sections 4(a)(ii) — (v) above shall be communicated by written “Notice of Termination” to the non-terminating party delivered in accordance with Section 10 below.  For purposes of this Agreement, “Notice of Termination” shall mean a notice by a terminating party which shall indicate the specific termination provision hereunder pursuant to which Executive’s employment is being terminated.

(c)                                  Termination Date.  In connection with any termination of Executive’s employment pursuant to any of Sections 4(a)(i) — (v) above, Executive’s employment with the

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Company shall terminate on the Termination Date.  For purposes of this Agreement, “Termination Date” shall mean (i) if Executive’s employment is terminated by his death, the date of his death, (ii) if Executive’s employment is terminated because Executive is or becomes Disabled, the date specified by the Company in the related Notice of Termination (which shall, in no event, be less than 30 days after delivery of such Notice of Termination), (iii) if Executive terminates his employment without Good Reason, 30 days following the date on which a Notice of Termination is given or such earlier date as is determined by the Company, and (iv) if Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date (within 30 days after the giving of such notice) set forth in the related Notice of Termination.

5.                                       Effect of Termination.

(a)                                  Death of Executive.  Upon termination of Executive’s employment due to the death of Executive during the Employment Period, Executive’s surviving spouse and dependents or, if none, his estate, shall be entitled to receive from the Company (i) any accrued but unpaid Base Salary and vacation pay through the Termination Date, payable as soon as practicable following such Termination Date and (ii) any earned Annual Bonus for the fiscal year during which the Termination Date occurred (and the Annual Bonus for the prior fiscal year, if earned but not yet paid), payable in accordance with the Company’s usual bonus payment schedule.  In addition, Executive’s surviving spouse and dependents shall be entitled to the continued participation in the Company’s medical, hospitalization, dental, and life insurance programs in which Executive participated immediately prior to the Termination Date (collectively, “Continued Benefits”) for a period of 18 months following such Termination Date.

(b)                                 Disability of Executive.  In the event of termination of Executive’s employment due to the Executive being or becoming Disabled, Executive shall be entitled to receive from the Company (i) any accrued but unpaid Base Salary and vacation pay through the Termination Date, payable as soon as practicable following such Termination Date and (ii) any earned Annual Bonus for the fiscal year during which the Termination Date occurred (and the Annual Bonus for the prior fiscal year, if earned but not yet paid), payable in accordance with the Company’s usual bonus payment schedule.  In addition, Executive shall be entitled to continue to receive installments of Executive’s then current Base Salary and Continued Benefits from the Termination Date until the later to occur of (A) the six (6) month anniversary thereof and (B) the date on which Executive becomes entitled to long-term disability benefits under the applicable plan or program of the Company, which shall be payable (in the case of Base Salary) or provided (in the case of Continued Benefits) in accordance with the usual payroll and benefits policies of the Company.

(c)                                  Termination for Cause; Termination without Good Reason.  Upon the termination of Executive’s employment either by the Company for Cause, or by Executive without Good Reason, subject to Executive’s execution and the effectiveness of a release of claims in the form attached hereto as Exhibit A (the “Release”) and Executive’s continued compliance with the Non-Competition Agreement (as hereinafter defined), the Company shall pay to Executive (i) any accrued but unpaid Base Salary and vacation pay through the Termination Date, payable as soon as practicable following such Termination Date and (ii) any earned Annual Bonus for the fiscal year during which the Termination Date occurred (and the Annual Bonus for the prior fiscal year, if earned but not yet paid), payable in accordance with the Company’s usual bonus payment schedule.

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(d)                                 Termination without Cause; Termination for Good Reason.  Upon the termination of Executive’s employment either by Executive with Good Reason, or by the Company without Cause, subject to Executive’s execution and the effectiveness of the Release and Executive’s continued compliance with the Non-Competition Agreement, Executive shall be entitled to receive from the Company (i) any accrued but unpaid Base Salary and vacation pay through the Termination Date, payable as soon as practicable following such Termination Date, (ii) any earned Annual Bonus for the fiscal year during which the Termination Date occurred (and the Annual Bonus for the prior fiscal year, if earned but not yet paid), payable in accordance with the Company’s usual bonus payment schedule, and (iii) for a period of 18 months commencing on the Termination Date, 150% of Executive’s then current Base Salary, payable in accordance with the standard payroll practices of the Company.  Solely for illustrative purposes, if each installment of Base Salary payable to the Executive (in accordance with the standard payroll practices of the Company) prior to such termination (and before giving effect to any withholding amounts) was $1,000, then after such termination, each installment payment payable by the Company to the Executive (in accordance with the standard payroll practices of the Company) during the immediately following 18-month period (prior to giving effect to any withholding amounts) shall be $1,500.  In addition, Company shall maintain the Continued Benefits in full force and effect, for the continued benefit of Executive, his spouse and his dependents for a period of 18 months commencing on the Termination Date, and Executive shall be entitled to full COBRA rights following the termination of such Continued Benefits.  If Executive elects to utilize rights under COBRA after the Termination Date, Executive shall be responsible for all premiums in respect thereof, as permitted by law.

Executive acknowledges and agrees that the payments set forth in this Section 5 constitute liquidated damages for termination of his employment and shall exclusively govern Executive’s rights upon termination of employment with the Company.

6.                                       Confidentiality, Non-Compete, Non-Solicit/Hire and Intellectual Property Agreement.  Simultaneously with the execution and delivery of this Agreement, the Company and Executive shall execute and deliver a confidentiality, non-competition agreement and intellectual property agreement in the form attached hereto as Exhibit B, dated as the date hereof, by and between the Company and Executive.

7.                                       Executive’s Representations.  Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive do not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, and (ii) upon the execution and delivery of this Agreement by the parties, this Agreement will be the valid and binding obligation of Executive, enforceable in accordance with its terms, except to the extent the enforceability thereof may be limited by bankruptcy laws, insolvency laws, reorganization laws or other laws affecting creditors’ rights generally or by general equitable principles, Executive hereby acknowledges and represents that he has had the opportunity to consult with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

8.                                       Indemnification.  Subject to applicable law, Executive shall be entitled to the benefit of such indemnification rights as may from time to time exist under the terms of the Company’s organizational documents and to such liability insurance as the Company may purchase for its senior officers from time to time.

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9.                                       Notices.  Any notice provided for in this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally (whether by overnight courier or otherwise) with receipt acknowledged or sent by registered or certified mail or equivalent, if available, postage prepaid, or by fax (which shall be confirmed by a writing sent by registered or certified mail or equivalent on the same day that such fax was sent), addressed to the parties at the following addresses or to such other address as such party shall hereafter specify by notice to the other:

Notices to the Company:                                                            Generac Power Systems, Inc.

P.O. Box 295
Waukesha, WI  53187
Attention:  Chief Executive Officer with a copy to:

GPS CCMP Acquisition Corp.
c/o CCMP Capital Advisors, LLC
245 Park Avenue, 16th Floor
New York, NY  10167
Attention:  Stephen Murray

If to the Executive, to him at his most recent address in the Company’s records.

10.                                 Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

11.                                 Complete Agreement.  This Agreement, together with any other agreements referred to herein (and any exhibits, schedules or other documents referred to herein or therein) constitutes the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, whether in term sheets, presentations or otherwise, which may have related to the subject matter hereof in any way.

12.                                 No Strict Construction.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

13.                                 Counterparts.  This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

14.                                 Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that Executive may not assign his rights or delegate his obligations hereunder without the prior written consent of the Company.

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15.                                 Choice of Law.  All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Wisconsin without giving effect to any choice of law or conflict of law rules or provisions that would cause the application of the laws of any jurisdiction other than the State of Wisconsin.

16.                                 Amendment and Waiver.  The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

17.                                 Arbitration.  Any controversy or claim arising out of or relating to this Agreement, the making, interpretation or the breach thereof shall be settled by arbitration in Milwaukee in accordance with the rules and procedures of the Employment Dispute Resolution Rules of the American Arbitration Association then in effect.

18.                                 Legal Fees and Expenses.  The Company agrees to pay, as incurred, to the full extent permitted by law, all reasonable legal fees and expenses which Executive may reasonably incur as a result of Executive’s retention of Reinhart Boerner Van Deuren s.c. in connection with the negotiation and documentation of the arrangements set forth herein and in the shareholder and subscription documents entered into on or about the date hereof.

19.                                 Tax Withholding.  The parties agree to treat all amounts paid to Executive hereunder as compensation for services.  Accordingly, the Company may withhold from any amount payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

20.                                 Section 409A Compliance.  The parties intend that any severance or other compensation under this Agreement be paid in compliance with Section 409A of the Internal Revenue Code (including by being exempt therefrom) such that there are no adverse tax consequences, interest, or penalties as a result of the payments.  The parties agree to modify this Agreement, the timing and/or the amount of the severance to the extent necessary to comply with Section 409A; provided that neither the Company nor any of its employees or representatives shall have any liability to Executive with respect thereto.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GENERAC POWER SYSTEMS, INC.

/s/ William Treffert
Name:	William Treffert
Title:	Chief Executive Officer

EXECUTIVE:

/s/ Aaron Jagdfeld
Name: Aaron Jagdfeld

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Exhibit A

RELEASE OF CLAIMS

A release is required as a condition for receiving the benefits described in Section 5 of the Employment Agreement between GENERAC POWER SYSTEMS, INC. (the “Company”) and Aaron Jagdfeld (“Executive”) dated November 10, 2006, (the “Employment Agreement”); thus, by executing this release (“Release”), you have advised us that you hold no claims against the Company, its predecessors, successors or assigns, affiliates, shareholders or members and each of their respective officers, directors, agents and employees (collectively, the “Releasees”), and by execution of this Release you agree to waive and release any such claims, except relating to any compensation, severance pay and benefits described in the Employment Agreement.

You understand and agree that this Release will extend to all claims, demands, liabilities and causes of action of every kind, nature and description whatsoever, whether known, unknown or suspected to exist, which you ever had or may now have against the Releasees in your capacity as an employee of the Company, including, without limitation, any claims, demands, liabilities and causes of action arising from your employment with the Releasees and the termination of that employment, including any claims for severance or vacation pay, business expenses, and/or pursuant to any federal, state, county, or local employment laws, regulations, executive orders, or other requirements, including, but not limited to, Title VII of the 1964 Civil Rights Act, the 1866 Civil Rights Act, the Age Discrimination in Employment Act as amended by the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Workers Adjustment and Retraining Notification Act and any other local, state or federal fair employment laws, and any contract or tort claims.

It is further understood and agreed that you are waiving any right to initiate an action in state or federal court by you or on your behalf alleging discrimination on the basis of race, sex, religion, national origin, age, disability, marital status, or any other protected status or involving any contract or tort claims based on your termination from the Company.  It is also acknowledged that your termination is not in any way related to any work-related injury.

Based on executing this Release, it is further understood and agreed that you covenant not to sue to challenge the enforceability of this Release.  It also is understood and agreed that the remedy at law for breach of the Employment Agreement and/or this Release shall be inadequate, and the Company shall be entitled to injunctive relief in respect thereof.

Your ability to receive payments and benefits under the terms of the Employment Agreement will remain open for a 21-day period after your Termination Date to give you an opportunity to consider the effect of this Release.  At your option, you may elect to execute this Release on an earlier date.  Additionally, you have seven days after the date you execute this Release to revoke it.  As a result, this Release will not be effective until eight days after you execute it.  We also want to advise you of your right to consult with legal counsel prior to executing a copy of this Release.

Finally, this is to expressly acknowledge:

•                  You understand that you are not waiving any claims or rights that may arise after the date you execute this Release.

•                  You understand and agree that the compensation and benefits described in the Employment Agreement offer you consideration greater than that to which you would otherwise be entitled.

I hereby state that I have carefully read this Release and that I am signing this Release knowingly and voluntarily with the full intent of releasing the Releases from any and all claims, except as set forth herein.  Further, if signed prior to the completion of the 21 day review period, this is to acknowledge that I knowingly and voluntarily signed this Release on an earlier date.

Date	[EXECUTIVE]

CONFIDENTIALITY, NON-COMPETITION AND INTELLECTUAL PROPERTY AGREEMENT (this “Non-Competition Agreement”), dated as of November 10, 2006 (the “Effective Date”), by and between GENERAC POWER SYSTEMS, INC. (together with its successors, assigns and affiliates, the “Company”) and Aaron Jagdfeld (“Executive”).

WHEREAS, Executive has entered into an employment agreement dated as of the date hereof with the Company (the “Employment Agreement”).  In connection with his performance of his duties and obligations under the Employment Agreement, Executive has and will receive specific confidential information relating to the business of the Company, which confidential information is necessary to enable Executive to perform Executive’s duties.  Executive will play a significant role in the development and management of the businesses of the Company and has and will be entrusted with the Company’s confidential information relating to the Company, the Company’s customers, suppliers, subcontractors, employees and others.

WHEREAS, it is a condition to the execution of the Employment Agreement, dated as of the date hereof, by and between Executive and the Company, that Executive execute and deliver this Non-Competition Agreement simultaneously with the execution and delivery of that agreement.

WHEREAS, it is a condition to the execution of the Restricted Stock Agreement, dated as of the date hereof, by and between Executive and the Company, that Executive execute and deliver this Non-Competition Agreement simultaneously with the execution and delivery of that agreement.

WHEREAS, it is a condition to the execution of the Management Subscription and Stock Purchase Agreement, dated as of the date hereof, by and between Executive and the Company, that Executive execute and deliver this Non-Competition Agreement simultaneously with the execution and delivery of that agreement.

WHEREAS, in partial consideration of the payments received by Executive under that certain Agreement and Plan of Merger, dated September 13, 2006, by and among the Executive, the Company and the other parties thereto, the Executive has agreed to execute and deliver to the Company this Non-Competition Agreement.

NOW, THEREFORE, it is mutually agreed as follows:

21.                                 Confidentiality.

(a)                                  Confidential Information.  In addition to all duties of loyalty imposed on Executive by law, during the term of Executive’s employment with the Company, and for 18 moths following the termination of such employment for any reason, Executive shall maintain Confidential Information in confidence and secrecy and shall not disclose Confidential Information or use it for the benefit of any person or organization (including Executive) other than the Company without the prior written consent of an authorized officer of the Company (except for disclosures to persons acting on the Company’s behalf with a need to know such information), under any circumstances where any Confidential Information so disclosed or used is reasonably likely to be used anywhere on behalf of any Competitive Business.

(b)                                 Trade Secrets.  During his employment with the Company, Executive shall preserve and protect Trade Secrets of the Company from unauthorized use or disclosure; and after termination of such employment, Executive shall not use or disclose any Trade Secret of the Company for so long as that Trade Secret remains a Trade Secret.

(c)                                  Procedures.  In the event that Executive is requested or required (by deposition, interrogatories, requests for information or documents in legal proceedings, subpoenas, civil demand or similar process) to disclose any Confidential Information or Trade Secrets, Executive will give the Company prompt written notice of such request or requirement so that the Company may seek an appropriate protective order or other remedy and/or waive compliance with the provisions of this Non-Competition Agreement, and Executive will cooperate with the Company’s efforts to obtain such protective order.  In the event that such protective order or other remedy is not obtained or the Company waives compliance with the relevant provisions of this Non-Competition Agreement, Executive is permitted to furnish that Confidential Information or Trade Secrets which is legally required to be disclosed and will use his reasonable efforts to obtain assurances that confidential treatment will be accorded to such information.

As used in this Non-Competition Agreement, all capitalized terms used without definition shall have the meanings ascribed to them in the Employment Agreement.  In addition, the following terms have the meanings set forth below:

“Competitive Business” means any corporation, partnership, association, or other person or entity, including but not limited to Executive, (i) which competes directly, or is planning to compete directly, with the Company with respect to the design, development, manufacture, remanufacture, assembly, marketing, sales, or service of standby power products, or any other business of the Company, that was within Executive’s management, operational, marketing, purchasing or sales responsibility, including the responsibility of personnel reporting directly to Executive, or about which Executive received any Confidential Information or Trade Secrets at any time within eighteen (18) months prior to termination of Executive’s employment with the Company, and (ii) which engages or plans to engage in such competition in any state of the United States in which the Company sold or distributed, or actively attempted to sell or to distribute, such products within eighteen (18) months prior to termination of Executive’s employment with the Company.

“Confidential Information” shall mean information related to the Company’s business, not generally known in the trade or industry, which Executive learns or creates during the period of Executive’s employment with the Company, which may include but is not limited to product specifications, manufacturing procedures, methods, equipment, compositions, technology, formulas, know-how, research and development programs, sales methods, customer lists, customer usages and requirements, computer programs and other confidential technical or business information and data.  Confidential Information shall not include any information that (A) is or becomes generally available to the public other than as a result of a disclosure by Executive in violation of this Non-Competition Agreement or (B) becomes available to Executive on a non-confidential basis from a source other than the Company or its affiliates which is not prohibited from disclosing such information to Executive by a legal, contractual or fiduciary obligation to the Company or any other person.

“Trade Secret(s)” means information, including a formula, pattern, compilation, program, device, method, technique or process, that derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and that is the subject of efforts to maintain its secrecy that are reasonable under the circumstances.

(d)                                 Executive further agrees to take all reasonable measures to prevent unauthorized persons or entities from obtaining or using Confidential Information.  Promptly upon termination of his employment with the Company, Executive agrees to deliver to the Company all property and materials within Executive’s possession or control which belong to the Company or which contain Confidential Information.

22.                                 Non-Competition; Non-Solicitation.

(a)                                  Noncompetition.  During the term of Executive’s employment with the Company and for eighteen (18) months following the termination of such employment for any reason, Executive shall not, directly or indirectly, participate in, consult with, be employed by, or assist with the organization, planning, ownership, financing, management, operation or control of any Competitive Business in any capacity in which, in the absence of this Agreement, Confidential Information, Trade Secrets or Goodwill of the Company would reasonably be considered useful.

“Goodwill” means any tendency of customers, distributors, representatives, employees, or federal, state, local or foreign governmental entities to continue or renew any valuable business relationship with the Company or any Competitive Business with which Executive may be associated, based in whole or in part on past successful relationships with the Company or the lawful efforts of the Company to foster such relationships, and in which Executive, or any personnel reporting directly to Executive, actively participated at any time within eighteen (18) months prior to termination of Executive’s employment with the Company.

(b)                                 Nonsolicitation.   During the term of Executive’s employment with the Company and for eighteen (18) months following the termination of such employment for any reason, Executive shall not, directly or indirectly, on behalf of any Competitive Business, either by himself or by providing substantial assistance to others, solicit to terminate employment with the Company, or to accept or begin employment with or service to any Competitive Business, any employee of the Company whom Executive supervised or about whom Executive gained Confidential Information at any time during the last eighteen (18) months of Executive’s employment with the Company.

23.                                 No Right to Continued Employment.  Nothing in this Non-Competition Agreement shall confer upon Executive any right to continue in the employ of the Company or shall interfere with or restrict in any way the rights of the Company, which, subject to the terms of the Employment Agreement, are hereby reserved, to discharge Executive at any time for any reason whatsoever, with or without cause.

24.                                 No Conflicting Agreements.  Executive warrants that Executive is not bound by the terms of a confidentiality agreement, non-competition or other agreement with a third party that would conflict with Executive’s obligations hereunder.

25.                                 Remedies.

(a)                                  In the event of breach or threatened breach by Executive of any provision hereof, the Company shall be entitled to seek temporary or preliminary injunctive relief or other equitable relief to which either of them may be entitled, without the posting of any bond or other security.

(b)                                 The period of time during which the restrictions set forth in Section 2(a) hereof will be in effect will be extended by the length of time during which Executive is in breach of the terms of those provisions as finally determined by an arbitrator or any court of competent jurisdiction.

26.                                 Successors and Assigns.  This Non-Competition Agreement shall be binding upon Executive and Executive’s heirs, assigns and representatives and inure to the benefit of the Company and its successors and assigns, including without limitation any entity to which substantially all of the assets or the business of either of the Company are sold or transferred.  The obligations of Executive are personal to Executive and shall not be assigned by Executive.

27.                                 Severability.  It is expressly agreed that if any restrictions set forth in this Non-Competition Agreement are found by any court having jurisdiction to be unreasonable because they are too broad in any respect, then and in each such case, the remaining provisions herein contained shall, to the greatest extent permissible under applicable law, nevertheless, remain effective, and this Non-Competition Agreement, or any portion hereof, shall, to the extent permitted by applicable law, be considered to be amended, so as to be considered reasonable and enforceable by such court, and the court shall specifically have the right to restrict the time period or the business or geographical scope of such restrictions to any portion of the time period, business or geographic areas to the extent the court deems such restriction to be necessary to cause the covenants to be enforceable and, in such event, the covenants shall be enforced to the extent so permitted and the remaining provisions shall be unaffected thereby.  In such event, the parties hereto agree to execute all documents necessary to evidence such amendment so as to eliminate or modify any such unreasonable provision in order to carry out the intent of this Non-Competition Agreement insofar as possible and to render this Non-Competition Agreement enforceable in all respects as so modified.  The covenants contained in this Section 7 shall be construed to extend to separate jurisdictions or sub-jurisdictions of the United States in which the Company, during the term of Executive’s employment, have been or are engaged in business, and to the extent that any such covenant shall be illegal and/or unenforceable with respect to any jurisdiction, said covenant shall not be affected thereby with respect to each other jurisdiction, such covenants with respect to each jurisdiction being construed as severable and independent.  The restrictive covenant provisions of this Non-Competition Agreement shall govern to the extent there is any conflict between their terms and the terms of any other agreement or understanding with the Company.

28.                                 Notices.  Any notice required or permitted to be given under this Non-Competition Agreement shall be in writing and be deemed given when delivered by hand or received by registered or certified mail, postage prepaid, or by nationally reorganized overnight courier service addressed to the party to receive such notice at the following address or any other address substituted therefor by notice pursuant to these provisions:

If to the Company:

Generac Power Systems, Inc.
P.O. Box 295
Waukesha, WI  53187
Attention:  Chief Executive Officer

with a copy to:

GPS CCMP Acquisition Corp.
c/o CCMP Capital Advisors, LLC
245 Park Avenue, 16th floor
New York, New York  10167
Attn:  Stephen Murray

If to the Executive, to him at his most recent address in the Company’s records.

29.                                 Amendment.  No provision of this Non-Competition Agreement may be modified, amended, waived or discharged in any manner except by a written instrument executed by the Company and Executive.

30.                                 Entire Agreement.  This Non-Competition Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings of the parties hereto, oral or written, with respect to the subject matter hereof, however, if any portion of this Non-Competition Agreement is determined to be unenforceable by a court of law, then solely the appropriate conflicting provisions of any other agreement binding upon Executive shall control.

31.                                 Waiver, etc.  The failure of the Company to enforce at any time any of the provisions of this Non-Competition Agreement shall not be deemed or construed to be a waiver of any such provision, nor in any way affect the validity of this Non-Competition Agreement or any provision hereof or the right of the Company to enforce thereafter each and every provision of this Non-Competition Agreement.  No waiver of any breach of any of the provisions of this Non-Competition Agreement by the Company shall be effective unless set forth in a written instrument executed by the Company, and no waiver of any such breach shall be construed or deemed to be a waiver of any other or subsequent breach.

32.                                 Applicable Law.  All issues and questions concerning the construction, validity, enforcement and interpretation of this Non-Competition Agreement shall be governed by, and construed in accordance with, the laws of the State of Wisconsin without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Wisconsin or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Wisconsin.

33.                                 Enforcement.  If any party shall institute legal action to enforce or interpret the terms and conditions of this Non-Competition Agreement or to collect any monies hereunder, venue for any such action shall be the State Wisconsin.  Each party irrevocably consents to the jurisdiction of the courts located in the State of Wisconsin for all suits or actions arising out of this Non-Competition Agreement.  Each party hereto waives to the fullest extent possible, the defense of an inconvenient forum, and each agrees that a final judgment in any action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Non-Competition Agreement to be executed as of the day written above.

GENERAC POWER SYSTEMS, INC.

/s/ William Treffert
Name:	William Treffert
Title:	Chief Executive Officer

EXECUTIVE:

/s/ Aaron Jagdfeld
Name: Aaron Jagdfeld